UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017 (January 2, 2017)

REALBIZ MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34106 (Commission File Number)	11-3820796 (I.R.S. Employer Identification No.)

9711 Washingtonian Boulevard, #550

Gaithersburg, MD 20850

(Address of principal executive offices) (zip code)

(908) 758-3787

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

RealBiz Media Group, Inc. (the “Company”) is filing this amendment to the Current Report on Form 8-K dated January 2, 2017 and filed January 6, 2017 (the “Original 8-K), to include the amended terms of Anshu Bhatnagar’s employment agreement and to include such agreement as Exhibit 10.1 to the Original 8-K. No other changes have been made to the Original 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2017, the Company entered into an employment agreement with Anshu Bhatnagar (the “Employment Agreement”), effective as of January 2, 2017. Pursuant to the terms of the Employment Agreement, Mr. Bhatnagar will serve as Chief Executive Officer of the Company and a member of the Company’s Board of Directors (the “Board”) for a term which shall expire on December 31, 2021; provided, however, that the Employment Agreement may be renewed thereafter upon written notice by the Company and Mr. Bhatnagar. Pursuant to the Employment Agreement, the Company shall pay Mr. Bhatnagar (i) an annual base salary of $175,000, (ii) an annual discretionary bonus, as determined by the Board and (iii) warrants (the “Warrants”) to purchase 37,500 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price equal to $1.20 per share (post reverse stock split of the Company’s issued and outstanding Common Stock on a 1-for-200 basis). Mr. Bhatnagar may exercise the Warrants until such time as he owns 20% of the Company’s then issued and outstanding shares of Common Stock. In addition to the foregoing, after January 1, 2018, Mr. Bhatnagar shall receive warrants to acquire up to 3% of the Company’s issued and outstanding Common Stock at the beginning of each calendar year thereafter.

If the Company terminates the Employment Agreement for death or for Cause (as defined in the Employment Agreement) or Mr. Bhatnagar terminates the Employment Agreement for other than Good Reason (as defined in the Employment Agreement), Mr. Bhatnagar shall receive (i) any earned but unpaid base salary, (ii) any accrued but unpaid annual bonus, (iii) any earned but unpaid incentive compensation, (iv) unpaid business expense reimbursements, (v) accrued but unused vacation, (vi) accrued but unused sick leave and (vii) any vested benefits Mr. Bhatnagar may be eligible to receive pursuant to the Company’s employee benefit plans (collectively, the “Accrued Benefits”). If the Company terminates the Employment Agreement due to disability or without Cause (as defined in the Employment Agreement) or Mr. Bhatnagar terminates the Employment Agreement for Good Reason (as defined in the Employment Agreement), the Company shall continue to pay Mr. Bhatnagar (i) his then base salary and Plans (as defined in the Employment Agreement) for the balance of the Employment Period (as defined in the Employment Agreement), (ii) the Accrued Benefits and (ii) any pro-rata share of the annual bonus that Mr. Bhatnagar would have or could have been earned prior to the Date of Termination (as defined in the Employment Agreement). In addition to the foregoing, if Mr. Bhatnagar executes a general release of claims in favor of the Company within 21 days from the Date of Termination (as defined in the Employment Agreement), Mr. Bhatnagar shall receive an additional 24 months of his then base salary.

The foregoing description is a summary only, does not purport to set forth the complete terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement by and between the Company and Anshu Bhatnagar dated January 31, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealBiz Media Group, Inc.

Dated: January 31, 2017	/s/ Anshu Bhatnagar
Anshu Bhatnagar
Chief Executive Officer